UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2012

DALECO RESOURCES CORPORATION

(Exact name of registrant as specified in charter)

Nevada	0-12214	23-2860734
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

17 Wilmont Mews, 5th Floor, West Chester, Pennsylvania	19382
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-429-0181

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

The Company filed a Current Report on Form 8-K on January 23, 2012, reporting the entry into a material definitive agreement. The Company included additional information in Item 5 of Part II of its Form 10Q for the quarterly period ended December 31, 2011 (filed with the Securities and Exchange Commission on February 21, 2012). On January 20, 2012, the Company entered into a purchase and sale agreement (the “PSA”) pursuant to which the Company agreed to sell certain oil and natural gas leasehold rights for cash of $898,355, subject to adjustment as to any title defect that is not cured within the timeframe permitted by the PSA. The closing date was March 28 2012 (the “Closing Date”). The sale is effective as of the Closing Date.

The Company received $898,355 at the closing and will recognize gain in the amount of proceeds received. The oil and natural gas leasehold rights that were sold were undeveloped, and as such not income-producing to the Company. At September 30, 2011, the Company has available approximately $25 million of operating loss carryforwards for Federal income tax purposes which may be applied against future taxable income (as further discussed in Note 10 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011).

The Company will use the proceeds for general working capital purposes.

There is no material relationship between the purchaser of the assets and the registrant or any of its affiliates, or any director or officer of the registrant, or any associate of any such director or officer.

A provision of the Agreement requires that the Company shall not make any public announcement or statement concerning the Agreement other than that which the Company is required to disclose on Form 8-K and other filings with the Securities and Exchange Commission.

Item 9.01(d) Exhibits.

No exhibit is filed herewith as the Company is bound by the confidentiality provisions of the Agreement as discussed in Item 2.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Daleco Resources Corporation

(Registrant)

Date: April 2, 2012

/s/ Gary J. Novinskie

Gary J. Novinskie, Interim Chief Executive Officer,
President and Chief Financial Officer